Exhibit 99.1

CNS Announces Common Stock Will Resume Trading on the NASDAQ on May 28, 2020

HOUSTON, May 27 2020 /PRNewswire/ -- CNS Pharmaceuticals, Inc., (Nasdaq: CNSP) (“CNS” or the “Company”), a biopharmaceutical company specializing in the development of novel treatments for primary and metastatic cancers of the brain and central nervous system, today announced that it has received notification from Nasdaq that trading in the Company’s common stock will resume on Thursday, May 28, 2020.

About CNS Pharmaceuticals, Inc.

CNS Pharmaceuticals is developing novel treatments for primary and metastatic cancers of the brain and central nervous system. Its lead drug candidate, Berubicin, is proposed for the treatment of GBM, an aggressive and incurable form of brain cancer. CNS holds a worldwide exclusive license to the Berubicin chemical compound and has acquired all data and know-how from Reata Pharmaceuticals related to a completed Phase 1 trial with Berubicin in GBM which Reata conducted in 2006. In this trial, 44% of patients experienced a statistically significant improvement in progression-free survival. This 44% disease control rate was based on 11 patients (out of 25 evaluable patients) with stable disease, plus responders. One patient experienced a durable complete response and remains cancer-free as of February 20, 2020. In the second half of 2020, CNS expects to commence a Phase 2 clinical trial of Berubicin for the treatment of GBM in the U.S., while a sub-licensee partner undertakes a Phase 2 trial in adults and a first-ever Phase 1 trial in pediatric GBM patients in Poland.  Its second drug candidate, WP1244, is a novel DNA binding agent that has been shown in preclinical studies to be 500-times more potent than the chemotherapeutic agent daunorubicin in inhibiting tumor cell proliferation. For more information, please visit www.cnspharma.com.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. These statements relate to future events, future expectations, plans and prospects. Although CNS believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. CNS has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under in our SEC filings, including under Item 1A. "Risk Factors" in our most recently filed Form 10-K filed with the Securities and Exchange Commission ("SEC") and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. CNS undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Relations Contact

James Salierno / Kait Brosco

The Ruth Group

646-536-7028 / 7032

jsalierno@theruthgroup.com

kbrosco@theruthgroup.com

Media Contact

Kirsten Thomas

The Ruth Group

(508) 280-6592

kthomas@theruthgroup.com